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                                  EXHIBIT 99.1

                           PRESS RELEASE OF REGISTRANT



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                              FOR IMMEDIATE RELEASE

                   PREMIER BANCORP Common Stock Listed on AMEX

Contact:          John C. Soffronoff
                  215-345-5100

Doylestown, Pennsylvania, December 30, 1999. Premier Bancorp, Inc. today announced that it has listed its shares on the American Stock Exchange (AMEX) effective Thursday, December 30, 1999. Premier Bancorp's common stock began trading on the AMEX under the symbol "PPA".

As a primary market, the AMEX listing automatically gives Premier Blue Sky approval in all 50 states. Additionally, an AMEX listing also qualifies certain stocks, such as Premier's, the right to be purchased on margin. John C. Soffronoff, President and Chief Executive Officer of Premier Bancorp stated, "We are pleased to join the companies listed on the American Stock Exchange. Our listing on the AMEX is a major milestone. We expect that our listing on the AMEX will provide increased liquidity of our stock through the support of our specialist and also provide greater visibility for the company's accomplishments". Soffronoff continued, "Now that our stock is listed on the AMEX, Premier should receive broader recognition among the financial community and generate broader interest among potential investors".

Premier Bancorp, Inc. is the holding company for Premier Bank based in Doylestown, Bucks County, Pennsylvania with assets of $311 million and five full service Pennsylvania banking offices in Doylestown, Easton, Southampton, Floral Vale and Bethlehem. The Bank also has two loan production offices located in Southampton and Montgomeryville.